Exhibit 10.2

March 2, 2020
Mr. Michael Wasserfuhr
4566 Jett Road
Atlanta, Georgia 30327
Dear Michael:
This will confirm your employment with USA Technologies, Inc. ("USAT" or "the Company") as Chief Financial Officer ("CFO") starting on February 28, 2020. In your role as CFO you will report to me.
The following are the terms of your employment:

•	Your bi-weekly base salary will be $13,461.54, which annualized is $350,000.04.

•	You will work approximately eighty (80) percent from one of the USAT's offices.

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You will participate in the Short-Term Incentive ("STI") Plan for USAT's executive officers. If the target goals would be achieved, you would earn a cash bonus equal to fifty percent (50%) of your base salary. This award is subject to the terms and conditions of the STI Plan. For fiscal year 2020, your STI award would be pro-rated from your hire date through the end of USAT's fiscal year ended June 30, 2020.

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You will participate in the Long-Term Incentive Stock Plan ("LTI") for USAT's executive officers. If the year-over-year percentage target goals would be achieved, you would earn an equity award with a value on the last day of the applicable fiscal year equal to One Hundred Percent (100%) of your base salary. This award is subject to the terms and conditions of the LTI Plan. For fiscal year 2020, your LTI award would be pro-rated from your hire date through the end of USAT's fiscal year ended June 30, 2020.

•	The Compensation Committee of USAT's Board of Directors, in consultation with the Chief Executive Officer, shall annually review your compensation.

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You would be covered by and entitled to all of the fringe benefits that are generally available to USAT employees, including health insurance, dental insurance, group life and disability insurance, and matching 401(k) plan. Please note that USAT's benefits program is subject to change and any such change would supersede this letter.

•	You are entitled to accrue 2.084 days of Paid-Time-Off (PTO) per month, (up to twenty-five (25) days of PTO annually (calendar year), in accordance with other provisions of the USAT's PTO policy.

•	You will be covered as an executive officer of USAT under our Directors and Officers liability insurance policy.

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You have been awarded 16,767 shares of USAT restricted common stock on February 28, 2020, which represents a value, as of the closing price on February 28, 2020 ($8.35), of approximately forty (40%) percent of your annualized base salary. The shares would vest over a three-year period as follows, provided that you are employed at USAT on the respective vesting dates: 5,589 on the first annual anniversary of the date of the grant; 5,589 on the second annual anniversary of the date of the grant; and 5,559 on the third annual anniversary of the date of the grant. The award would be evidenced by a standard restricted stock award agreement and would be subject to the terms of the equity incentive plan of the Company.

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In the event of a Change in Control (as defined below), and your employment is terminated Without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), you will be paid eighteen (18) months of your base salary in a lump sum. This payment shall be conditioned upon your signing and delivering to the acquiring person, entity, or group (and not revoking) a release of any and all claims, suits, or causes of action against the acquiring person, entity, or group, in such form as shall be provided to you by the person, entity, or group.

•    For purposes of this Agreement, the term " Change in Control " shall mean:
(i)    the acquisition by any person, entity or group required to file (or which would be required to file if the Corporation had been subject to such provisions) a Schedule 13D or Schedule 14d-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any acquisition by any person entitled to file (or which would be entitled to file if the Corporation had been subject to such provisions) a Form 13G under the Exchange Act with respect to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of the Company's then-outstanding voting securities entitled to vote generally in the election of directors (the "Outstanding Shares"); provided that a person, entity or group shall not be deemed to "beneficially own" any security under this clause (i) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding arises solely from a revocable proxy, agent designation or consent given in response to a public proxy, agent designation or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, including the disclosure requirements of Schedule 14A thereunder; or

(ii) (A) the consummation of a merger, reorganization, or consolidation of the Corporation with any other entity, whether or not the Corporation is the surviving entity in such transaction; (B) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Corporation; or (C) the sale, transfer, lease or other disposition of all or substantially all of the assets of the Corporation (hereinafter collectively, a "Business Combination").
Notwithstanding subsection (ii) above, and other than in connection with a liquidation or dissolution of the Company referred to in subsection (ii)(B) above, a Business Combination described in subsection (ii) above shall not constitute a Change in Corporate Control if, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the Outstanding Shares of the entity resulting from such business combination (including without limitation, an entity which as a result of such transactions owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries); and (B) no person owns, directly or indirectly, 49% or more of the Outstanding Shares of the entity resulting from such Business Combination except for intermediate holding companies of the ultimate parent entity or to the extent that such ownership existed prior to the Business Combination.
Notwithstanding the foregoing, if a Change in Corporate Control constitutes a payment event with respect to any benefits that provides for the deferral of compensation that is subject to Section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subparagraph (i) or (ii) above, with respect to such benefits, shall only constitute a Change in Corporate Control for purposes of the payment timing of such benefits if such transaction also constitutes a "change in control event," as defined in Treasury Regulation §1.409A-3(i)(5).

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For purposes of this Agreement, the term "Cause" shall mean any of the following have occurred or exist as determined by USAT: (A) your fraud, gross malfeasance, or willful misconduct, with respect to USATs business; (B) any material breach by you of this letter or any policy of USAT; (C) any violation by you of any law, rule or regulation, which violation results or could reasonably be expected to result in material harm to the business or reputation of USAT; (D) conviction of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude; (E) any intentional misapplication by you of USATs funds, or any material act of dishonesty committed by you; or (F) any other action by you that, in the reasonable judgment of USAT, is damaging or detrimental in a significant way to USAT's business or reputation. For the purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, whether on the date of this letter or in the future, including but not limited to Cantaloupe Systems, Inc.

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For purposes of this Agreement, "Good Reason" shall mean within thirteen (13) months of the date of this Agreement: (1) the assignment of you to a position other than the Chief Financial Officer of the Company; (2) the assignment of duties materially inconsistent with such position if such change in assignment constitutes: (a) a material diminution in your total compensation opportunity, authority, duties or responsibilities; or (b) a change in the reporting structure such that you are directed to report to anyone other than the Chief Executive Officer; or (3) a material breach by the Company of this Agreement; provided, however, that you must not have consented to any such act or omission that could give rise to a claim for Good Reason. In order for Good Reason to exist, you must have notified the Company in writing within the first thirty (30) days following the occurrence of any of the foregoing events and the Company must have failed to substantially cure such breach within thirty (30) days following its receipt of such notice from you; and provided further, you must have resigned under this paragraph within ninety (90) days following the occurrence of the event giving rise to Good Reason.

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You will devote your full time, energy, skills and attention to the business of USAT, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage. However, you are permitted to continue your involvement with American Transaction Processors Coalition, Payments 20, Inc. and Verady, Inc. provided these activities do not take substantial time or interfere with your responsibilities for USAT.

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Employment with USAT is at-will, which means that either you or USAT may end the relationship at any time for any or no reason. Notwithstanding the foregoing, if your employment shall be terminated by USAT for any reason other than for Cause (as defined above) or death, you shall be entitled to receive a severance payment equal to eighteen (18) months of your base bi-weekly salary. The severance payment shall be conditioned upon your signing and delivering to USAT (and not revoking) a release of any and all claims, suits, or causes of action against USAT and its affiliates, in such form as shall be provided to you by USAT. The severance payment would be paid to you over an eighteen (18) month period in accordance with USAT's regular employee payroll practices and would be subject to standard and customary payroll deductions.

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Except in connection with your duties as CFO, you shall not, directly or indirectly, at any time from and after the date hereof, and whether or not your employment with USAT has been terminated or has expired for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm, or corporation, any confidential information, including but not limited to, proprietary information, trade secret, business secret, financial information, financial projections, documents, process, procedures, know-how, data, marketing information, marketing methods, marketing means, software information, intellectual property, special arrangement, or any other confidential information concerning the business or policies of USAT, or concerning USAT's customers, clients, accounts, or suppliers, that you learned as a result of, in connection with, through your employment with, or through your affiliation with USAT, but not information that can be shown through documentary evidence to be in the public domain, or information that falls into the public domain, unless such information falls into the public domain by your direct or indirect disclosure or other acts. You agree to use your best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy nor remove confidential information from USAT's premises, whether physically or electronically, without the express written permission of USAT. For any and all purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, whether on the date of this letter or in the future, including but not limited to Cantaloupe Systems, Inc.

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For a one-year period following termination or expiration of your employment with USAT for any reason whatsoever, you will not (a) directly or indirectly, solicit for hire for any business entity other than USAT, any person employed by USAT as of the date of termination or expiration of your employment; or (b) directly or indirectly interfere with USATs relations with any person employed by USAT as of the date of termination or expiration of your employment with USAT. Such restriction shall not limit any employee or candidate responding to a general job posting. For all purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, whether on the date of this letter or in the future, including but not limited to, Cantaloupe Systems, Inc.

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For a one-year period following termination or expiration of your employment with USAT for any reason whatsoever, you will be prohibited from soliciting any of USAT's customers in connection with engaging in a business competing with or similar to that of USAT as conducted as of the date of the termination or expiration of your employment, including but not limited to, delivering services or products to unattended retail locations, and any related production, promotion, marketing, or sales activities relating thereto. For all purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, whether on the date of this letter or in the future, including but not limited to, Cantaloupe Systems, Inc.

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For a one-year period following the termination or expiration of your employment with USAT for any reason whatsoever, you will be prohibited from competing within any geographic area in which USAT's business was conducted as of the date of termination or expiration of your employment, with the business of USAT, as presently or as hereinafter conducted as of the termination or expiration of your employment, including but not limited to, delivering services or products to unattended retail locations, and any related production, promotion, marketing, or sales activities. The term "competing" means acting, directly or indirectly, as a partner, principal, stockholder, joint venture, associate, independent contractor, creditor of, consultant, trustee, lessor to, sub-lessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this paragraph. For any and all purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, including but not limited to, Cantaloupe Systems, Inc.

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You acknowledge that any breach by you of the obligations set forth in this letter would substantially and materially impair and irreparably harm USAT's business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, you agree that in the event of any breach or any threatened breach by you of any of the provisions of this letter, USAT shall be entitled, in addition to monetary damages or other remedies, and without posting bond, to equitable relief, including injunctive relief, and to the payment by you of all costs and expenses incurred by USAT in enforcing the provisions thereof, including attorneys' fees. The remedies granted to USAT in this letter are cumulative and are in addition to remedies otherwise available to USAT at law or in equity.

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You acknowledge that you will be subject to the following policies of USAT: Employee Manual; Code of Business Conduct and Ethics; Blackout Period and Notification Policy; and Stock Ownership Guidelines for Directors and Executive Officers as well as any other applicable policies that may be adopted by USAT from time to time. As CFO, you would also be required to file statements of beneficial ownership of USAT securities pursuant to Section 16(a) of the Securities Exchange Act of 1934.

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Nothing in this letter prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. You further understand that this letter does not limit your ability to make any disclosures that are protected under the whistleblower provisions of federal law or regulation. This letter does not limit your right to receive an award for information provided to any governmental agencies.

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If any term or provision of this letter or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this letter or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this letter shall be valid and enforceable to the fullest extent permitted by law.

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You represent and warrant to USAT that you are not as of the date of this letter a party to or subject to any employment, non-compete, or similar agreement that would limit or prohibit, in whole or in part, the performance of your employment duties or responsibilities.

Except for the November 2, 2019 Non-Disclosure Agreement that you previously signed on behalf of MWBT, LLC, this letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters. This letter may only be modified by an agreement in writing executed by both USAT and you. USAT has no further obligation to make monthly payments provided for in the November 3, 2019 Agreement between USAT and MWBT, LLC.
This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.
The rights and obligations of both parties under this Agreement shall inure to the benefit of, and shall be binding upon, their respective personal representatives, heirs, successors and assigns. This Agreement, or any part hereof, may be assigned by USAT without your consent. This Agreement, or any part thereof, may not be assigned by you.
Your employment with USAT will also be subject to a satisfactory background investigation to be conducted by USAT.
Michael, we are very much looking forward to your joining the USAT team! Please indicate your written acceptance by signing this letter and returning it to me by email.
Sincerely,
USA Technologies, Inc.

By: /s/ Donald W. Layden, Jr.
Donald W. Layden, Jr., President and Chief Executive Officer
Accepted and Agreed to:
/s/ Michael Wasserfuhr
Michael Wasserfuhr
Dated: March 3, 2020